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Exhibit 5.1

GOODWIN PROCTER	Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109

March 29, 2004

La Quinta Properties, Inc.
909 Hidden Ridge, Suite 600
Irving, TX 75038

Re:        Registration Statement on Form S-3

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, we are furnishing this opinion to you in our capacity as counsel to La Quinta Properties, Inc. (the "Company") in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and relating to the resale of up to 1,000,000 depositary shares (the "Depositary Shares") each representing a one-tenth (1/10) interest in one share of the Company's 9% Series A Cumulative Redeemable Preferred Stock, par value $0.10 per share, (the "Preferred Shares" and together with the Depositary Shares, the "LQ Securities"), by the selling stockholder named therein. The LQ Securities were issued by the Company in connection with the execution of that certain Exchange Agreement dated as of December 30, 2003, by and between the Company and Debra L. Herman (the "Exchange Agreement"). We understand that the LQ Securities are to be offered and sold in the manner described in the Registration Statement.

In connection with the opinions expressed below, we have been furnished with and have examined originals, or copies certified or otherwise identified to our satisfaction, of the Exchange Agreement, the Registration Statement, the Deposit Agreement, dated as of June 17, 1998, by and between Meditrust Corporation (the Company's predecessor) and American Stock Transfer and Trust Company (as successor to State Street Bank and Trust Corporation), as amended, the Company's Amended and Restated Certificate of Incorporation and the Company's By-Laws, as amended, each as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purpose of this opinion.

We are attorneys admitted to practice in the Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and the Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based upon the foregoing, we are of the opinion that the LQ Securities are validly issued, fully paid and nonassessable.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association's Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

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  Exhibit 5.1